Exhibit 10.2


                       AGREEMENT REGARDING AFFILIATE LOANS


                  This Agreement Regarding Affiliate Loans (the "Agreement") is entered into effective as of October 17, 2002 (the "Effective Date") between PRIMECORE FUNDING GROUP, INC., a California corporation ("Funding Group"), 99 INVESTORS, LLC ("99 Investors"), and PRIMECORE MORTGAGE TRUST, INC., a Maryland corporation ("REIT").

                                    RECITALS

     This Agreement is based on the foregoing facts, each of which is agreed to be true:

     A. The REIT was incorporated on March 18, 1999 and commenced operations effective May 1, 1999 as a real estate investment trust.

     B. Funding Group is, and at all times since formation of the REIT, has been the REIT's manager.

     C. Prior to formation of the REIT, Funding Group was in the business of originating and servicing real estate loans for investors, and had entered into a servicing agreement with Jim Ward and Associates to service loans in the Ward portfolio. Included in the loans serviced by Funding Group were loans (the "Windy Hill Loans") made to Windy Hill Associates, Inc. ("Windy Hill"). Windy Hill was a company solely owned by James Ward ("Ward"), one of the original founders of Funding Group.

     D. In November 1999, Ward and Windy Hill defaulted on their obligations under a series of agreements, thereby triggering an event of default under the Windy Hill Loans.

     E. The REIT declared the Windy Hill Loans in default, and foreclosure sales were scheduled for on or about March 22, 2000.

     F. On March 22, 2000, Eprime, Inc. ("Eprime"), an affiliated entity, purchased the Windy Hill Loans by way of a loan from the REIT, designated as Loan No. 2447 (the "Eprime Loans"). The Eprime note purchase and assumption agreement provided guarantees of repayment and the pledge of additional security. A blanket, second deed of trust lien against several parcels collateralized Loan No. 2447. Thereafter, Eprime foreclosed on the Windy Hill Loans, and took title to all Windy Hill parcels thus encumbered, subject to the liens in favor of the REIT. Funding Group has since completed and sold all real property securing the Eprime loans.

     G. In addition to the Windy Hill Loans, the REIT also made loans (each a "99 Investors Loan" and collectively the "99 Investors Loans") to 99 Investors, which are or were secured by properties (the "99 Investors Properties") developed or being developed by 99 Investors.

     H. In consideration of Funding Group's willingness to concurrently enter into an amended and restated Management Agreement of even date herewith (the "Amended and Restated Management Agreement") that benefits the REIT in significant respects, and furthermore in consideration of the desire of the REIT to conclude its practice of originating and continuing to make advances on loans to affiliated entities, the REIT and Funding Group have determined to enter into this Agreement in order to clarify, modify and set forth in full all of the obligations to the REIT with respect to the Windy Hills Loans, the Eprime Loans and the 99 Investors Loans.

     I. This Agreement has been approved by a resolution of the Board of Directors of the REIT, acting by those directors who have no affiliation with or financial stake in Funding Group or any of its affiliates. All of the other directors of the REIT, namely William Whitlow, Susan Fox and Michael Rider, have abstained from voting upon the REIT's acceptance of the terms of this Agreement in order to avoid any potential conflict of interest.


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

                                   AGREEMENTS

         Now, therefore, for good and valuable consideration, including but not necessarily limited to the covenants and agreements contained herein, the parties to this Agreement agree as follows:

     1. Commitment of Funding Group Regarding Eprime Loans. On or before the Effective Date, Funding Group shall pay to the REIT the amount of $733,159, representing the remaining carrying amount of the Eprime Loans determined in accordance with generally accepted accounting principles.

     2. Transfer of 99 Investors Properties. With respect to any properties held in the name of 99 Investors, LLC as of the Effective Date, the ownership of all such properties shall, as soon as practicable, be transferred to the REIT. Transfer of the 99 Investors Properties to the REIT shall be accomplished in a manner that is determined by the REIT's tax and accounting advisors to be most advantageous to the REIT, including but not necessarily limited to a transfer of ownership of 99 Investors to the REIT.

     3. Commitment of Funding Group Regarding 99 Investors Loans. The REIT shall commission appraisals of all of the 99 Investors Properties that are transferred to the REIT, which appraisals shall determine the value of each of the properties as of the date of transfer. The appraiser or appraisers shall be acceptable to and approved by the unaffiliated directors of the REIT. Should such appraisals show a deficiency between (i) the carrying amount of the 99 Investors Loans secured by such properties, according to generally accepted accounting principles, plus the cost of completion of the property and (ii) the appraised finished value of such properties, then Funding Group shall pay to the REIT the amount of the deficiency (the "Deficiency Amount"). The Deficiency Amount shall be specified in an addendum to this Agreement once it has been determined, and shall be payable, with interest as specified below, out of Performance Bonuses, as that term is defined in the Amended and Restated Management Agreement, due to Funding Group, provided that a maximum of seventy percent (70%) of the amount due in any period to Funding Group as Performance Bonuses shall be utilized to pay the Deficiency Amount, with Funding Group being entitled to receive the other thirty percent (30%) whether or not there is any outstanding balance of the Deficiency Amount, and provided further that the Deficiency Amount shall be paid in full no later than January 2, 2010. The Deficiency Amount shall bear simple interest at the rate of seven percent (7%) per annum on the outstanding balance.

     4. Mediation, Arbitration and Jury Trial Waiver. The parties acknowledge that there are significant costs and expenses, both monetary and otherwise, and possible delays in connection with the resolution of disputes through the judicial system. Accordingly, the parties agree that it would be in each of their best interests that any and all disputes, claims or controversies arising out of or relating to this Agreement or to the relationship that is contemplated by this Agreement, whether based on tort, contract, statutory, or equitable law, or otherwise, should first be submitted to mediation conducted under the auspices of a neutral, commercial mediation and arbitration firm, selected in accordance with Ca. Code Civ. Proc. Section 1281.6. The parties agree that participation in such a mediation shall be a precondition to seeking to enforce any alleged rights or claims. The parties further agree that if such mediation is unsuccessful, then any and all disputes, claims or controversies arising out of or relating to this Agreement or to the relationship that is contemplated by this Agreement, whether based on tort, contract, statutory, or equitable law, or otherwise, shall be determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Ca. Code Civ. Proc. Section 1280, et. seq.); provided, however, that in addition to requirements imposed by law, such arbitration shall be conducted in San Mateo County, California under the commercial arbitration rules of a neutral, commercial mediation and arbitration firm, selected in accordance with Ca. Code Civ. Proc. Section 1281.6, and any arbitrator shall be a retired California Superior Court Judge who shall be subject to disqualification on the same grounds as would apply to a judge of such court. To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure section 631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis for decision other than such controlling law. As reasonably required to allow full use and benefit of this agreement's modifications to the Arbitration Act's procedures, the arbitrator shall extend the times set by the Arbitration Act for the giving of notices and settings of hearings. Awards exceeding $50,000 shall include the Arbitrator's written reasoned opinion, and,

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

at either party's written request within twenty days after issuance of the award, shall be subject to review, reversal, remand, modification or reduction following review of the record and arguments of the parties by a second arbitrator who shall also be a retired California Superior Court Judge, and shall, as far as practicable, proceed according to the law and procedures applicable to appellate review by the California Court of Appeal of a civil judgment following court trial. Any court of competent jurisdiction in San Mateo County may enforce the provisions of this clause and any arbitration award, and any party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. In agreeing to the foregoing procedure, the parties understand, acknowledge and agree that each will be liable for an equal share of all costs of mediation and arbitration, except as otherwise provided herein or by law, and that there shall be no right to any trial by court or jury.

     5. Entire Agreement. It is the intention of the parties that this Agreement restate and clarify, and set forth fully and completely, all obligations to the REIT on the part of Funding Group, and any of its officers, directors, shareholders, principals, subsidiaries, and related or affiliated entities, with respect to the Eprime Loans and the 99 Investors Loans. Except as expressly provided herein, it is hereby understood and agreed by the parties that all prior or contemporaneous understandings, discussions, representations, and agreements, whether written or oral, regarding the Windy Hill Loans, the Eprime Loans and the 99 Investors Loans, and any guarantee or other obligations of the parties or any of their officers, directors, shareholders, principals, related or affiliated entities with respect to such matters, are released, discharged, superceded by and merged into this Agreement which alone fully and completely expresses the parties' agreement with respect to the Windy Hill Loans, the Eprime Loans and the 99 Investor Loans, and any payment or guaranty obligations in connection therewith.

     6. Exercise of Independent Judgment. Prior to entering into this Agreement, each of the parties has made such investigation, considered all information they deem relevant, and received all independent advice that they deem appropriate and necessary prior to entering into this Agreement.

     7. No Oral Agreements or Modifications. This Agreement may be amended only in a writing that has been executed by the parties, and shall not be amended or deemed amended by subsequent conduct of a party of parties or any course of dealings between the parties. In order for any agreement to be effected between the parties, whether prior, during, or subsequent to the Effective Date, it shall be set forth in writing and executed by the parties to be bound.

     8. Authority to Sign/Counterparts/Facsimile Signatures. Each party executing this Agreement has been and is duly authorized to do so by Board of Director's resolution or otherwise. This Agreement may be executed in separate counterparts, which when taken together shall constitute the entire agreement. A copy or telefax of a signature shall be effective the same as an original ink signature, but the party submitting any copy or telefax of a signature agrees to replace each signature with an original ink signature within ten (10) days after any request for an original ink signature. Each of the parties agrees to sign this Agreement and return it to the other party, or his or its attorney within three days after the Effective Date.

     9. Construction of Agreement. The headings in this Agreement are inserted only for convenience and shall not be construed as limiting or broadening the scope of the Agreement or any of its provisions. The Agreement shall be construed as if each of the parties was the author, and any ambiguities in this Agreement shall not be construed against the original drafter of the Agreement.

     10. Impairment. Should any provision of this Agreement be held illegal or unenforceable, then such provision shall be deemed severed from this Agreement and the remainder of this Agreement shall continue to be of full force and effect. In addition, if this Agreement is for any reason deemed to be invalid or unenforceable against the Company, then the Amended and Restated Management Agreement, entered into concurrently herewith, and which constitutes additional consideration for the agreements made herein, shall be of no force or effect and the parties will revert to the Management Agreement in force prior thereto, as set forth in such Amended and Restated Management Agreement.

     11. Binding Effect. It is expressly agreed that this Agreement shall be binding upon each of the parties to the Agreement and each of their heirs, legal representatives (but not attorneys), insurers, executors, administrators, agents, successors, and assigns.

     12. Further Actions. The parties agree that each will do all acts and execute and deliver all documents necessary to effectuate the terms and provisions of this Agreement.


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



     Dated as of the Effective Date set forth above.


                                    PRIMECORE FUNDING GROUP, INC.



                                    By /s/ SUSAN FOX
                                       Susan Fox, President


     PRIMECORE MORTGAGE TRUST, INC.


                                    By /s/ MICHAEL RIDER
                                       Michael Rider, Chief Financial Officer


                                    PRIMECORE MORTGAGE TRUST, INC.


                                    By /s/ WILLIAM WHITLOW
                                       William Whitlow
                                       Chairman and Chief Operating Officer


                                    99 INVESTORS, LLC


                                    By /s/ SUSAN FOX
                                       Susan Fox, Managing Member



















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